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                                                             EXHIBIT 21


        LIST OF SUBSIDIARIES OF THE COMPANY       JURISDICTION OF INCORPORATION
        -----------------------------------       -----------------------------



        CellPoint International, Inc.              Delaware

        CellPoint Systems AB                       Sweden

        CellPoint Systems S.A. (Pty) Ltd.          South Africa

        CellPoint UK Financing Company Limited     England and Wales

        CellPoint Swedish Holdings Limited         England and Wales

        Unwire AB                                  Sweden

        Unwire Positioning AB                      Sweden

        CellPoint Europe Limited                   England and Wales

        Micronet Mobile Location Services, Inc.    Sweden